Exhibit 99.1

Dermira Reports Fourth Quarter and Full Year 2016 Financial Results and Provides Corporate Update

•	Planned submission of NDA for glycopyrronium tosylate (formerly DRM04) in 2H17 on schedule after pre-NDA meeting with FDA

•	Management to host webcast and conference call today at 4:30 p.m. ET / 1:30 p.m. PT

MENLO PARK, Calif., Feb. 28, 2017 – Dermira, Inc. (NASDAQ: DERM), a biopharmaceutical company dedicated to bringing biotech ingenuity to medical dermatology by delivering differentiated, new therapies to the millions of patients living with chronic skin conditions, today reported financial results for the quarter and year ended December 31, 2016 and provided an update on its clinical development programs and financial guidance for 2017.

“I am extremely pleased with the progress Dermira made in 2016, which was a transformational year for our company,” said Tom Wiggans, chairman and chief executive officer of Dermira. “We finished the year on a high note and are off to a strong start in 2017, having started the olumacostat glasaretil Phase 3 program in acne, announced positive data from the final Phase 3 CIMZIA trial in moderate-to-severe chronic plaque psoriasis and held our pre-NDA meeting with the FDA for our glycopyrronium tosylate program in primary axillary hyperhidrosis. These milestones have set the stage for what we hope is another productive year for Dermira. We anticipate submitting marketing applications for CIMZIA and an NDA for glycopyrronium tosylate, continuing enrollment for the olumacostat glasaretil Phase 3 program and establishing an experienced commercial organization that will eventually bring our products, if approved, to the people who need them.”

Clinical Pipeline Update

•	Completed glycopyrronium tosylate (formerly DRM04) Pre-NDA Meeting with FDA – In February 2017, Dermira held a meeting with the U.S. Food and Drug Administration (FDA) to discuss Dermira’s planned submission of a New Drug Application (NDA) for glycopyrronium tosylate.

•	Announced positive topline results from CIMZIA Phase 3 clinical program – In January 2017, December 2016 and October 2016, Dermira and UCB Pharma S.A. announced positive topline results from the CIMPACT, CIMPASI-1 and CIMPASI-2 Phase 3 clinical trials, respectively, evaluating the efficacy and safety of CIMZIA® (certolizumab pegol) in adult patients with moderate-to-severe chronic plaque psoriasis. In all three CIMZIA Phase 3 clinical trials, CIMZIA demonstrated statistically significant improvements for all primary or co-primary endpoints compared to placebo at both treatment doses. The safety profile across all three trials appears consistent with the safety profiles observed with CIMZIA for currently approved indications. CIMZIA is not currently approved for the treatment of psoriasis by any regulatory authority worldwide.

•	Initiated Phase 3 clinical program in acne – In December 2016, Dermira dosed the first patients in a Phase 3 program evaluating the safety and efficacy of olumacostat glasaretil (formerly DRM01), a novel, small molecule designed to target sebum production following topical application, in patients with acne vulgaris. The program consists of two Phase 3 trials to assess the safety and efficacy of olumacostat glasaretil and an additional open-label trial to evaluate long-term safety. The two pivotal trials, CLAREOS-1 and CLAREOS-2, are expected to enroll approximately 1,400 patients. The long-term safety trial, CLARITUDE, is expected to enroll approximately 700 patients from the CLAREOS-1 and CLAREOS-2 trials.

•	Completed treatment period for ARIDO trial – In December 2016, the open-label ARIDO Phase 3 trial assessing the long-term safety of glycopyrronium tosylate was completed. Based on a preliminary review of the trial data, the safety and tolerability profile for glycopyrronium tosylate appears consistent with what was observed in the ATMOS-1 and ATMOS-2 Phase 3 clinical trials.

Financial Highlights

Fourth Quarter 2016 Financial Results

•	For the quarter ended December 31, 2016, Dermira reported a net loss of $7.4 million, compared with a net loss of $31.2 million for the same period in 2015.

•	Total revenue for the fourth quarter of 2016 was $22.5 million. During the quarter, Dermira earned and recognized $21.4 million in collaboration revenue from a related party due to the achievement of the final two development milestones pursuant to its agreement with UCB. In addition, the company recognized $1.1 million of the $25.0 million initial license payment received from Maruho Co., Ltd as collaboration and license revenue in connection with the exclusive license agreement for glycopyrronium tosylate in Japan entered into in September 2016. Dermira did not recognize any revenue for the quarter ended December 31, 2015.

•	Total operating expenses for the quarter ended December 31, 2016 were $30.4 million, compared to $31.8 million for the fourth quarter of 2015.

•	Research and development expenses for the fourth quarter of 2016 were $20.9 million, compared to $24.4 million for the comparable prior-year period. This decrease was primarily due to lower development costs for the company’s product candidates as a result of a reduction in clinical trial activities, partially offset by an increase in personnel-related expenses.

•	General and administrative expenses for the fourth quarter of 2016 were $9.5 million, compared to $5.0 million for the comparable prior-year period. This increase was primarily related to higher personnel-related and market research and planning expenses.

•	As of December 31, 2016, Dermira had cash and investments of $276.5 million, no debt and 35.7 million common shares outstanding. The cash and investments balances do not include the $21.4 million in milestones payments earned by Dermira in the fourth quarter of 2016. Dermira received half of this amount in January 2017 and expects to receive the remaining half in the second quarter of 2017.

Full Year 2016 Financial Results

•	For the year ended December 31, 2016, Dermira reported a net loss of $89.1 million, compared to a net loss of $78.4 million for 2015.

•	In 2016, Dermira recognized total revenue of $22.6 million, which included the $21.4 million in collaboration revenue from a related party related to the final two development milestones earned pursuant to the company’s agreement with UCB and $1.2 million in collaboration and license revenue representing the portion of the $25.0 million initial license payment from Maruho recognized during the period. In 2015, Dermira recognized collaboration revenue from a related party of $7.3 million for the achievement of a milestone, completion of patient enrollment in the first CIMZIA Phase 3 clinical trial, pursuant to its agreement with UCB.

•	Total operating expenses for 2016 were $113.2 million compared to $86.9 million for 2015.

•	Research and development expenses for 2016 were $83.2 million, compared to $66.8 million for the prior year. This increase was primarily due to higher personnel-related expenses and an increase in external costs related to the company’s CIMZIA and glycopyrronium tosylate programs.

•	General and administrative expenses for 2016 were $30.0 million, compared to $17.7 million for 2015. This increase was primarily due to higher personnel-related and market planning and research expenses.

Key Milestones and Expectations

•	Submit an NDA to the FDA for glycopyrronium tosylate for the treatment of primary axillary hyperhidrosis in the second half of 2017, subject to the completion of registration-enabling activities.

•	Submission of marketing applications by UCB in the United States, Europe and Canada for CIMZIA for the treatment of moderate-to-severe chronic plaque psoriasis in the third quarter of 2017. If approved, Dermira would have marketing responsibilities in the United States and Canada.

•	Announce topline results from the olumacostat glasaretil CLAREOS-1 and CLAREOS-2 Phase 3 clinical trials in patients with acne vulgaris in the first half of 2018.

•

Management estimates collaboration and license revenue for 2017 of approximately $4.3 million. Management estimates operating expenses for 2017 of $165.0 - $175.0 million, including estimated stock-based compensation expense of approximately $20.0 million. The estimated increase in 2017 expenses is primarily due to anticipated investments related to planned regulatory submissions for glycopyrronium tosylate and CIMZIA; preparations for potential commercial launches of these two product candidates in 2018, including commercial planning and organizational readiness efforts; and activities related to the ongoing olumacostat glasaretil Phase 3 clinical program.

•	Management expects a balance of over $145.0 million in cash and investments at December 31, 2017.

Conference Call and Webcast

Dermira management will host a webcast and conference call regarding this announcement at 1:30 p.m. PT / 4:30 a.m. ET today. The live call may be accessed by dialing 877-359-9508 for domestic callers and 224-357-2393 for international callers and using the conference code: 77463468. A live webcast and archive of the call will be available from the investor relations sections of the company website at www.dermira.com. A telephone replay of the call will be available by dialing 855-859-2056 for domestic callers or 404-537-3406 for international callers and entering the conference code: 77463468.

About Dermira

Dermira is a biopharmaceutical company dedicated to bringing biotech ingenuity to medical dermatology by delivering differentiated, new therapies to the millions of patients living with chronic skin conditions. Dermira is committed to understanding the needs of both patients and physicians and using its insight to identify and develop leading-edge medical dermatology clinical programs. Dermira’s product pipeline includes three Phase 3 product candidates that could have a profound impact on the lives of patients: glycopyrronium tosylate, in development for the treatment of primary axillary hyperhidrosis (excessive underarm sweating); CIMZIA® (certolizumab pegol), in development in collaboration with UCB Pharma S.A. for the treatment of moderate-to-severe chronic plaque psoriasis; and olumacostat glasaretil, in development for the treatment of acne vulgaris. Dermira is headquartered in Menlo Park, Calif. For more information, please visit www.dermira.com.

In addition to filings with the Securities and Exchange Commission (SEC), press releases, public conference calls and webcasts, Dermira uses its website (www.dermira.com) and LinkedIn page (https://www.linkedin.com/company/dermira-inc-) as channels of distribution of information about its company, product candidates, planned financial and other announcements, attendance at upcoming investor and industry conferences and other matters. Such information may be deemed material information and Dermira may use these channels to comply with its disclosure obligations under Regulation FD. Therefore, investors should monitor Dermira’s website and LinkedIn page in addition to following its SEC filings, press releases, public conference calls and webcasts.

Forward-Looking Statements

The information in this press release contains forward-looking statements and information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” created by those sections. This press release contains forward-looking statements that involve substantial risks and uncertainties, including statements with respect to patient enrollment in Dermira’s CLAREOS-1, CLAREOS-2 and CLARITUDE trials and the successful completion of, and timing expectations for the receipt and announcement of topline results from, such trials; the anticipated safety and tolerability profile for glycopyrronium tosylate based on a preliminary review of data from the ARIDO trial; the timing and submission of an NDA to the FDA for glycopyrronium tosylate; the timing and submission of marketing applications in the United States, Europe and Canada for CIMZIA; the establishment of an experienced commercial organization in 2017 that will eventually bring Dermira products, if approved, to patients; the potential receipt of regulatory approval for Dermira’s product candidates and the commercial launch of such products; estimates of 2017 collaboration and license revenue, operating expenses, stock-based compensation expense and 2017 year-end cash and investments; anticipated investments in 2017 related to regulatory submissions in 2017, potential product launches in 2018 and the olumacostat glasaretil Phase 3 clinical program; expectations regarding two potential product launches in 2018; and expectations regarding receipt of the $10.7 million final development milestone payment under Dermira’s agreement with UCB. These statements deal with future events and involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Factors that could cause actual results to differ materially include risks and uncertainties such as those relating to the design, implementation and outcome of Dermira’s clinical trials, including related to further analysis of the results of Dermira’s studies; Dermira’s dependence on third-party clinical research organizations, manufacturers and suppliers; the outcomes of future meetings with regulatory agencies; Dermira’s ability to obtain regulatory approval for its product candidates; Dermira’s ability to attract and retain key employees; Dermira’s ability to obtain necessary additional capital; and Dermira’s ability to continue to stay in compliance with applicable laws and regulations. You should refer to the section entitled “Risk Factors” set forth in Dermira’s Annual Report on Form 10-K, Dermira’s Quarterly Reports on Form 10-Q and other filings Dermira makes with the SEC from time to time for a discussion of important factors that may cause actual results to differ materially from those expressed or implied by Dermira’s forward-looking statements. Furthermore, such forward-looking statements speak only as of the date of this press release. Dermira undertakes no obligation to publicly update any forward-looking statements or reasons why actual results might differ, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Media:

Erica Jefferson

Senior Director, Head of Corporate Communications

650-421-7216

erica.jefferson@dermira.com

Investors:

Andrew Guggenhime

Chief Operating Officer and Chief Financial Officer

650-421-7200

investor@dermira.com

Robert H. Uhl

Westwicke Partners

Managing Director

858-356-5932

robert.uhl@westwicke.com

Dermira, Inc.

Selected Consolidated Statements of Operations Data

(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015

Collaboration revenue from a related party	$21,400	$—	$21,400	$7,300
Collaboration and license revenue	1,066	—	1,185	—

Total revenue	22,466	—	22,585	7,300

Operating expenses:
Research and development (1)	20,860	24,358	83,166	66,831
General and administrative (1)	9,493	5,043	30,043	17,721
Impairment of intangible assets	—	2,394	—	2,394

Total operating expenses	30,353	31,795	113,209	86,946

Loss from operations	(7,887)	(31,795)	(90,624)	(79,646)
Interest and other income, net	504	178	1,540	896
Interest expense	—	(32)	—	(147)
Loss on extinguishment of debt	—	(124)	—	(124)

Loss before taxes	(7,383)	(31,773)	(89,084)	(79,021)
(Benefit) provision for income taxes	—	(622)	—	(622)

Net loss	$(7,383)	$(31,151)	$(89,084)	$(78,399)

Net loss per share, basic and diluted	$(0.21)	$(1.04)	$(2.70)	$(2.93)

Weighted-average common shares used to compute net loss per share, basic and diluted	35,625,856	29,938,543	33,044,849	26,727,392

(1) Amounts include stock-based compensation expense as follows:

Research and development	$1,075	$583	$4,039	$1,984
General and administrative	2,008	881	6,964	3,148

Total stock-based compensation expense	$3,083	$1,464	$11,003	$5,132

Dermira, Inc.

Selected Consolidated Balance Sheets Data

(in thousands)

	December 31, 2016	December 31, 2015

Cash and cash equivalents and investments	$276,493	$215,712
Working capital	248,999	191,337
Total assets	312,601	221,932
Additional paid-in capital	497,718	346,590
Accumulated deficit	(250,132)	(161,048)
Total stockholders’ equity	247,370	185,475